Axsome Therapeutics Appoints Dr. Sue Mahony to its Board of Directors

NEW YORK, Oct. 11, 2023 (GLOBE NEWSWIRE) -- Axsome Therapeutics, Inc. (NASDAQ: AXSM), a biopharmaceutical company developing and delivering novel therapies for the management of central nervous system (CNS) disorders, today announced that Susan Mahony, PhD, has been appointed to Axsome’s board of directors, effective immediately.

Dr. Mahony most recently served on the board of directors of Horizon Therapeutics from 2019 until its acquisition by Amgen in October 2023. She was formerly Senior Vice President of Eli Lilly and Company and President of Lilly Oncology, where under her leadership, the business unit evolved from one to five marketed medicines. At Lilly, she held leadership positions and led organizations in Europe, the United States, Canada, Japan, and China. Prior to Lilly, Dr. Mahony led commercial activities for Bristol Myers Squibb’s cardiovascular business and worked in sales and marketing at Amgen and Schering Plough.

“We are pleased to welcome Dr. Mahony, who has extensive leadership experience in global drug development and commercialization, to our board of directors,” said Herriot Tabuteau, MD, Chief Executive Officer of Axsome. “Dr. Mahony is an excellent complement to the rest of our board, expanding its perspectives and expertise, as we work to create significant value for shareholders. Dr. Mahony’s lifetime commitment to helping patients with serious conditions will advance our mission of developing and delivering innovative treatment options for critical areas of unmet patient need in the CNS space.”

Dr. Mahony added, “I am excited to join the Axsome board and work with the other directors and members of the leadership team to help advance the Company’s commercial portfolio and robust product candidate pipeline. Axsome has an enviable track record of focused, productive, and efficient drug development. With two differentiated commercial products in early launch phases, and the potential to have up to six marketed products by 2025, now is a time of potentially important inflection for the Company. I look forward to contributing to Axsome’s continued transformation into a premier CNS-focused biopharmaceutical company.”

Dr. Mahony earned her Bachelor of Science in Pharmacy, and her Doctor of Philosophy in Oncology from the University of Aston, UK. She also earned her Master of Business Administration from the London School of Business. Dr. Mahony served on the board of directors of Vifor Pharma from 2019 until its acquisition by CSL Limited in 2022. Dr. Mahony currently serves on the board of directors of Zymeworks Inc. and Assembly Biosciences. Dr. Mahony also serves on the board of directors of the Chordoma Foundation, a nonprofit dedicated to improving the lives of people affected by chordoma.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a biopharmaceutical company developing and delivering novel therapies for central nervous system (CNS) conditions that have limited treatment options. Through development of therapeutic options with novel mechanisms of action, we are transforming the approach to treating CNS conditions. At Axsome, we are committed to developing products that meaningfully improve the lives of patients and provide new therapeutic options for physicians. For more information, please visit the Company’s website at axsome.com. The Company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the continued commercial success of our Sunosi® and Auvelity® products and the success of our efforts to obtain any additional indication(s) with respect to solriamfetol and/or AXS-05; the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected revenues or expenses), futility analyses and receipt of interim results, which are not necessarily indicative of the final results of our ongoing clinical trials, and/or data readouts, and the number or type of studies or nature of results necessary to support the filing of a new drug application (“NDA”) for any of our current product candidates; our ability to fund additional clinical trials to continue the advancement of our product candidates; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration (“FDA”) or other regulatory authority approval of, or other action with respect to, our product candidates, including statements regarding the timing of any NDA submission; whether issues identified by FDA in the complete response letter may impact the potential approvability of the Company’s NDA for AXS-07 for the acute treatment of migraine in adults with or without aura, pursuant to our special protocol assessment for the MOMENTUM clinical trial; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s products and product candidates, if approved; the Company’s anticipated capital requirements, including the amount of capital required for the continued commercialization of Sunosi and Auvelity and for the Company’s commercial launch of its other product candidates, if approved, and the potential impact on the Company’s anticipated cash runway; unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contacts:

Investors:

Mark Jacobson
Chief Operating Officer
Axsome Therapeutics, Inc.
One World Trade Center, 22nd Floor

New York, NY 10007
Tel: 212-332-3243
Email: mjacobson@axsome.com

Media:

Darren Opland
Director, Corporate Communications
Axsome Therapeutics, Inc.
One World Trade Center, 22nd Floor
New York, NY 10007
Tel: 929-837-1065
Email: dopland@axsome.com